July 1, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Stryker Corporation - Form 8-A

Gentlemen:

          Enclosed please find a Form 8-A, with respect to the Common Stock, $.10 par value (the "Common Stock"), of Stryker Corporation. Stryker Corporation is required to file reports pursuant to Section 13 of the Securities Exchange Act of 1934. Application has been made to list the Common Stock on the New York Stock Exchange (the "Exchange"). The Common Stock currently trades on The Nasdaq Stock Market.

          In addition, please consider this a request for acceleration. It is my understanding that the registration will not be effective until the Securities and Exchange Commission has been notified by the Exchange that the Common Stock has been approved by the Exchange for listing and registration. We presently expect that to occur on July 22, 1997.

          Please feel free to contact our counsel, John H. Denne, of Whitman Breed Abbott & Morgan at 212-351-3207 with any questions. Thank you.

                               Sincerely,

                               STRYKER CORPORATION

                               /s/ DAVID J. SIMPSON

                               David J. Simpson
                               Vice President, Chief Financial
                                Officer and Secretary

cc:  New York Stock Exchange
     (with one manually signed
     copy of the Form 8-A)

DJS/vlg

Enclosure




               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                           FORM 8 - A

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES EXCHANGE ACT OF 1934



                      STRYKER CORPORATION
     (Exact name of registrant as specified in its charter)


    Michigan                                   38-1239739
(State of Incorporation                      (IRS Employer
  or organization)                        Identification No.)


                         P.O. Box 4085
                Kalamazoo, Michigan  49003-4085
                         (616) 385-2600
           (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to             Name of each exchange on which
be registered                      each class is to be registered
-----------------------------      ---------------------------

Common Stock, $.10 Par Value       New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                              None
                        (Title of Class)


ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          Common Stock $.10 Par Value
          ----------------------------

          The capital stock of Stryker Corporation (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.10 per share. A summary of the rights, preferences, privileges and priorities of the Common Stock is set forth below:

          Voting Rights. Each holder of Common Stock is entitled to one vote per share for the election of directors and for all other matters submitted to a vote of stockholders. There is no provision for cumulative voting.

          Dividends. The Common Stock is entitled to dividends out of funds legally available therefor, as and when declared by the Board of Directors of the Company, subject to the preferential rights of the holders of any outstanding Preferred Stock. No dividends may be declared or paid on the Common Stock unless all required dividend payments have been paid on any Preferred Stock then outstanding and having a preference.

          Liquidation Rights. The Common Stock is entitled upon dissolution, liquidation or distribution of the assets of the Company to the net assets and funds of the Company after payment of amounts due on such events to the holders of Preferred Stock then outstanding.

          Miscellaneous. The Common Stock has no preemptive, conversion or other special rights and is not subject to any further call or assessment.


ITEM 2.   EXHIBITS

          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Exchange.


                           SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                STRYKER CORPORATION

                                By: /s/ JOHN W. BROWN
                                   ----------------------------
                                    John W. Brown
                                    Chairman, President and
                                    Chief Executive Officer

Date:  July 1, 1997